Exhibit 99



April 22, 2005


Dear Stockholder:

         As the Company's new President, Secretary, Treasurer and sole director, I would like to take this opportunity to bring you up to date on what has been happening with your Company.

         As you may know, on February 16, 2005, two private limited liability companies (412S, LLC and 2FeetCan, LLC) each purchased 46.6% of the Company's total outstanding shares for $250,000 each from Triton Private Equities Fund, L.P. ("Triton"). In connection with that stock purchase, Lawrence Shatsoff resigned from all positions with the Company and I was appointed to serve as the Company's sole officer and director.

         As you also may be aware, the Company has experienced substantial losses since inception and has no current source of income. As a result, the two new controlling stockholders have also loaned a total of $50,000 to the Company to allow it to meet its ongoing financial obligations. For additional information regarding the Company, including a description of its business and property, the market for its common stock and the most recent annual and quarterly financial statements and management's discussion and analysis with respect thereto, see the Company's report on Form 10-KSB (as amended) for the fiscal year ended March 31, 2004, and the Company's report on Form 10-QSB for the fiscal quarter ended December 31, 2004, both of which are available as EDGAR filings.

         In the near future, the Company will begin to review and evaluate potential business opportunities with the goal of (i) acquiring or merging with a privately-held operating business that meets the Company's criteria or (ii) entering into one or more other transactions that could enhance stockholder value. A value-enhancing transaction could occur in the near future or it could take months or even years. Although the Company intends to take immediate and ongoing steps in that regard, there is no assurance that the Company will be successful at any time in the future; however, the controlling stockholders have made a substantial investment in the Company and intend to use their best commercial efforts to try to enhance the value of the Company for all stockholders.

         To facilitate any possible future value-enhancing transactions, the Company's Board of Directors has decided to carry out a reverse split of the Company's outstanding shares. (See the attached Letter of Transmittal.) As you may know, a stockholder consent previously authorized by Triton allows up to a 1-for-2,000 share reverse stock split; therefore, the Company has decided that, effective April 22, 2005, it will carry out a reverse stock split of all outstanding shares that will be one share for each 1,000 shares. The Company believes that this reverse stock split is in the best interests of the stockholders and Company because it will greatly reduce the number of outstanding shares (now well over one billion) and potentially raise the Company's stock price from its current levels, both of which could enhance the Company's prospects in achieving the goals stated above. As a result of the reverse stock split, the new symbol for Nurescell is NUCL.

         In an effort to keep operating expenses as low as possible (since the Company continues to operate at minimal levels), the Company is not currently paying, and does not intend to pay in the foreseeable future, cash compensation to its management. In addition, at this point certain office expenses are being absorbed by the controlling stockholders, resulting in no cost to the Company. To the extent that additional funding is needed to carry on the business of the Company, it is anticipated that the controlling stockholders will provide such funding either through further equity investments or loans.

         Your Company's new address and telephone number are listed above. In addition to the regular filings, it is expected that the Company will provide additional information regarding its progress from time to time. Thank you for your continuing support.

                                   Sincerely,


                                /s/ Arthur Lyons
                                    President



                                        4